UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2026

NextBoat Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42930	33-2636992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Jel Wade Dr

Wilmington, NC 28401

(Address of principal executive offices)

Registrant’s telephone number, including area code: (910) 772-9277

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NXB	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On October 23, 2026, following approval by the disinterested members of the Company’s Board of Directors, Off The Hook Yacht Sales NC, LLC (“Off The Hook”), a wholly owned subsidiary of NextBoat Inc. (the “Company”), and the Company, as guarantor, entered into a Revolving Credit Agreement (the “Credit Agreement”) with RLLT Capital, LLC (the “Lender”), providing Off The Hook with a revolving line of credit in an aggregate principal amount outstanding at any time not to exceed $5.0 million (the “Commitment”) for working capital, inventory purchases (including trade-in vessels) and related business purposes. Advances under the Credit Agreement are evidenced by a revolving promissory note of Off The Hook in the principal amount of up to $5.0 million (the “Note”). On October 22, 2026, the Lender funded an initial advance in the principal amount of $2.0 million (the “Initial Advance”). Off The Hook may request subsequent advances in the principal amount of $1.0 million or integral multiples thereof upon not less than three business days’ notice, and may borrow, repay and reborrow during the availability period, provided that aggregate outstanding advances may not exceed the Commitment. The Lender’s obligation to fund each requested advance is subject only to the satisfaction of the conditions set forth in the Credit Agreement.

Advances bear interest at a fixed rate of 12.99% per annum, payable monthly in arrears, increasing by 2.0% per annum during the continuance of an event of default upon notice from the Lender. No interest or unused commitment fee accrues on the undrawn portion of the Commitment. Off The Hook is required to pay an origination fee equal to 2.0% of the amount by which an advance increases the highest aggregate principal amount previously outstanding, with no fee payable on reborrowings and aggregate origination fees capped at $100,000. The origination fee on the Initial Advance was $40,000. All outstanding advances, together with accrued interest, are due on October 22, 2027, the first anniversary of the closing date, unless extended by written agreement of the Lender and Off The Hook. Off The Hook may prepay advances, and may terminate the Commitment or reduce it in $1.0 million increments upon five business days’ notice, in each case without premium or penalty.

The Company has unconditionally and irrevocably guaranteed the payment of Off The Hook’s obligations under the Credit Agreement. The obligations are unsecured as to the assets of Off The Hook and the Company, are secured only by the pledge of shares of the Company’s common stock described below, and the Credit Agreement does not restrict Off The Hook’s floorplan financing with Red Oak Inventory Finance, LLC. The Credit Agreement contains customary representations, warranties, covenants and events of default, including payment defaults, breaches of covenants or representations (subject to cure periods), bankruptcy events, acceleration of more than $1.0 million of floorplan indebtedness that is not rescinded within 30 days, and the Company’s written repudiation of its guaranty, upon which the Lender may terminate the Commitment, accelerate amounts outstanding, enforce the stock pledge and enforce the Company’s guaranty.

Stock Pledge Agreement

The Company is disclosing the transaction as a related-party transaction because Ruegg Capital Group, Inc. (“RCG”), an entity controlled by Jason Ruegg, the Company’s President, Chairman and controlling stockholder, who also serves as manager of Off The Hook, and Mr. Ruegg individually entered into a Stock Pledge Agreement, dated as of October 23, 2026 (the “Pledge Agreement”), with the Lender and the Company, pursuant to which they pledged an aggregate of 7,874,000 shares of the Company’s common stock (7,221,000 shares by RCG and 653,000 shares by Mr. Ruegg), having an aggregate market value of approximately $15.0 million based on a ten trading day volume-weighted average price of $1.905236 per share, as security for Off The Hook’s obligations. The pledged shares are separate from, and in addition to, the shares of the Company’s common stock pledged by RCG to BPC Management, LLC, as previously disclosed in the Company’s Current Report on Form 8-K filed on October 19, 2026. The shares pledged under the Pledge Agreement represent approximately 31.3% of the 25,142,895 shares of the Company’s common stock outstanding as of August 13, 2026. Following the pledge, Mr. Ruegg and RCG have pledged an aggregate of 10,374,000 shares of the Company’s common stock, representing approximately 41.3% of the Company’s outstanding common stock. The number of shares pledged under the Pledge Agreement is fixed, no additional collateral is required upon a decline in the market price of the common stock, and pledged shares are subject to release in the circumstances specified in the Credit Agreement. Neither RCG nor Mr. Ruegg is a guarantor of Off The Hook’s obligations, and the Lender’s recourse against each of them is limited to the shares pledged by it or him and their proceeds. Upon an event of default and the expiration of a ten business day redemption period, the Lender may sell the pledged shares, which could result in a change in control of the Company. The pledged shares are held by ClearTrust, LLC, the Company’s transfer agent, as escrow agent, subject to a pledge notation and stop-transfer instruction in favor of the Lender under an Escrow and Control Agreement among the pledgors, the Lender and ClearTrust, LLC. The Audit Committee of the Company’s Board of Directors approved the transaction as a related-party transaction on October 22, 2026, and the disinterested members of the Board of Directors, with Mr. Ruegg abstaining, approved the transaction on October 23, 2026.

Warrant

As additional consideration for the Commitment, the Company agreed to issue to the Lender a common stock purchase warrant (the “Warrant”) to purchase 100,000 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $2.50 per share. The Warrant will be issued following approval by NYSE American LLC of the Company’s supplemental listing application for the Warrant Shares, which has been submitted and remains pending. The Warrant will be fully vested and non-forfeitable upon issuance, will have a five-year term, will be exercisable for cash or, solely with respect to Warrant Shares that are neither registered for resale nor freely saleable under Rule 144, by net exercise, and will be subject to a 4.99% beneficial ownership limitation (or 9.99% at the Lender’s election). The Company has agreed to use commercially reasonable efforts to include the resale of the Warrant Shares in its next registration statement on Form S-1.

The foregoing descriptions of the Credit Agreement (including the form of Note attached as Exhibit A thereto), the Pledge Agreement and the Warrant are summaries only and are qualified in their entirety by reference to the full text of such documents, copies or forms of which are filed as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. As described above, on October 22, 2026, the Lender funded the Initial Advance in the principal amount of $2.0 million under the Credit Agreement, and Off The Hook incurred a direct financial obligation in such amount, plus accrued interest and the origination fee, which the Company has guaranteed under the Credit Agreement. Off The Hook may incur up to an additional $3.0 million in principal through subsequent advances under the Commitment.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Warrant is incorporated herein by reference. The Warrant will be issued, and the Warrant Shares will be issued upon exercise, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Lender has represented that it is an accredited investor as defined in Rule 501(a) under the Securities Act and is acquiring the Warrant for investment and not with a view to distribution.

Item 7.01. Regulation FD Disclosure.

On October 29, 2026, the Company issued a press release announcing the financing described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibits
4.1	Form of Common Stock Purchase Warrant to be issued by NextBoat Inc. to RLLT Capital, LLC.
10.1*	Revolving Credit Agreement, dated as of October 23, 2026, by and among Off The Hook Yacht Sales NC, LLC, NextBoat Inc. and RLLT Capital, LLC (including the form of Revolving Promissory Note attached as Exhibit A thereto).
10.2*	Stock Pledge Agreement, dated as of October 23, 2026, by and among Ruegg Capital Group, Inc., Jason Ruegg, RLLT Capital, LLC and NextBoat Inc.
99.1	Press Release, dated October 29, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2026	NextBoat Inc.

	By:	/s/ Ross Tannenbaum
	Name:	Ross Tannenbaum
	Title:	Chief Executive Officer